Exhibit 4.2

SOUTHERN UNION COMPANY

Up to $[X00,000,000]

2006 SERIES A JUNIOR SUBORDINATED NOTES DUE NOVEMBER 1, 2066

Dated: October 23, 2006

NUMBER [XX]CUSIP NO: [XXXXXXXXX]

Registered Holder: Cede & Co.

SOUTHERN UNION COMPANY, a corporation duly organized and existing under the laws of Delaware (herein referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Registered Holder named above, the principal sum specified in the Schedule annexed hereto on November 1, 2066 (the “Stated Maturity”), in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt. The Company further promises to pay to the Registered Holder of this note (the “Note”) as hereinafter provided (a) interest on said principal sum (subject to deferral as set forth herein) at the rate of 7.20% per annum, in like coin or currency, semi-annually in arrears on the 1st day of May and November, until November 1, 2011, and then at the rate per annum equal to the Three-Month LIBOR Rate plus 3.0175% (determined in the manner set forth in the Second Supplemental Indenture hereinafter referred to), reset quarterly on the LIBOR Rate Reset Dates, in like coin or currency, quarterly in arrears on the 1st day of February, May, August and November (each an “Interest Payment Date”), commencing May 1, 2007 in the first instance and February 1, 2012 in the second instance, from the Interest Payment Date next preceding the date hereof to which interest has been paid or duly provided for (unless (i) no interest has yet been paid or duly provided for on this Note, in which case from October 23, 2006 or (ii) the date hereof is before an Interest Payment Date but after the related Record Date (as defined below), in which case from such following Interest Payment Date; provided, however, that if the Company shall default in payment of the interest due on such following Interest Payment Date, then from the next preceding Interest Payment Date to which interest has been paid or duly provided for or if no interest has yet been paid or duly provided for on this Note, in which case from October 23, 2006), until the principal hereof is paid or duly provided for, plus (b) Additional Interest, as defined in the Indenture, to the extent permitted by applicable law, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the then prevailing rate per annum borne by this Note, compounded semi-annually or quarterly, as applicable.

The interest so payable will, subject to certain exceptions provided in the Indenture hereinafter referred to, be paid to the person in whose name this Note is registered at the close of business on the Record Date next preceding such Interest Payment Date. The Record Date shall be the Business Day next preceding the Interest Payment Date, unless this Note is registered to a holder other than The Depository Trust Company or a nominee of The Depository Trust Company, in which case the Record Date will be the fifteenth calendar day preceding such Interest Payment Date whether or not a Business Day. This Note may be presented for payment of principal and interest at the corporate trust office or agency of The Bank of New York Trust Company, N.A., as paying agent for the Company, maintained for that purpose in the Borough of Manhattan, The City of New York; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to such address of the person entitled thereto as the address shall appear on the Register of the Notes or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Register, provided that proper transfer instructions have been received by the Record Date. While this Note bears interest at a fixed rate, interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months, and while this Note bears interest at the Three-Month LIBOR Rate, the amount of interest payable on this Note for any period will be computed on the basis of the actual number of days in the relevant period divided by 360.

At the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity of the Notes, and the Company may not begin a new Optional Deferral Period until it has paid all accrued interest on the Notes from the previous Optional Deferral Period.

Any deferred interest on the Notes will accrue Additional Interest at a rate equal to the Coupon Rate then applicable to the Notes, to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Notes as described above, but not beyond the Stated Maturity of the Notes.

Unless the Company has paid all accrued and payable interest on the Notes or if an Event of Default has occurred and is continuing, it will not and its Subsidiaries shall not do any of the following:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the Company’s capital stock;

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank on a parity with or junior in right of payment or upon liquidation to the Notes (including debt securities of other series issued under the Indenture); or

•	make any guarantee payments on any guarantee of debt securities if the guarantee ranks on a parity with or junior in right of payment or upon liquidation to the Notes.

However, at any time, including during an Optional Deferral Period or an Event of Default, the Company may:

•	pay stock dividends or distributions in additional shares of its capital stock;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

•	purchase common stock for issuance pursuant to any employee benefit plans or dividend reinvestment and direct stock purchase plans.

The Company shall give the Trustee written notice of any optional deferral of interest not more than 15 Business Days prior to the applicable Interest Payment Date. The Trustee shall forward such notice promptly to each Registered Holder of Notes.

This Note is issued pursuant to the Indenture, dated as of May 10, 1995, between the Company, as issuer, and The Bank of New York Trust Company, N.A., successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (National Association), as trustee, as supplemented by a Second Supplemental Indenture dated as of October 23, 2006 (as so supplemented and as further supplemented or amended from time to time, the “Indenture”). Reference is made to the Indenture for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders (the word “Holder” or “Holders” meaning the registered holder or registered holders) of the Notes. Capitalized terms used herein but not defined herein shall have the respective meanings assigned thereto in the Indenture.

The Notes of this series shall have an initial aggregate principal amount of Six Hundred Million Dollars ($600,000,000).

The Notes evidenced by this Certificate may be transferred or exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, and any attempted transfer, sale or other disposition of Notes in a denomination of less than $1,000 shall be deemed to be void and of no legal effect whatsoever.

The indebtedness of the Company evidenced by this Note, including the principal hereof and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment and upon liquidation to the Company’s obligations to Holders of Senior Indebtedness of the Company and each Holder of this Note, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under the Indenture.

-NY12533:208170.1

IN WITNESS WHEREOF, SOUTHERN UNION COMPANY has caused this instrument to be duly executed.

                                                          SOUTHERN UNION COMPANY
Dated:

[Seal]      By: ______________________________________
                    Name:
                    Title:

                          Attest: ____________________________________
                    Name:
                    Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities, of the series designated herein, referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST
                    COMPANY, N.A., as Trustee

By: ______________________________________
Authorized Officer

-NY12533:208170.1

REVERSE OF NOTE
As provided in and subject to the provisions in the Indenture, the Company shall have the option to redeem the Notes of this series at any time on or after November 1, 2011, in whole or in part, at the Optional Redemption Price plus accrued and unpaid interest thereon, if any, to but excluding the redemption date. In addition, if a Special Event shall occur and be continuing, the Company may redeem the Notes of this series within 90 days after the occurrence of that Special Event, in whole but not in part, before November 1, 2011, at the Redemption Price plus accrued and unpaid interest thereon, if any, to but excluding the redemption date.

In the case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes of this series may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Any consent or waiver by the Holder of this Note given as provided in the Indenture (unless effectively revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange, registration of transfer, or otherwise in lieu hereof irrespective of whether any notation of such consent or waiver is made upon this Note or such other Notes. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the places, at the respective times, at the rates and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Register of the Notes of this series upon surrender of this Note for registration of transfer at the offices maintained by the Company or its agent for such purpose, duly endorsed by the Holder hereof or his attorney duly authorized in writing, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities registrar duly executed by the Holder hereof or his attorney duly authorized in writing, but without payment of any charge other than a sum sufficient to reimburse the Company for any tax or other governmental charge incident thereto. Upon any such registration of transfer, a new Note or Notes of authorized denomination or denominations for the same aggregate principal amount will be issued to the transferee in exchange herefor.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, and any agent of the Company or the Trustee may deem and treat the person in whose name this Note shall be registered upon the Register of the Notes of this series as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal hereof and, subject to the provisions on the face hereof, interest due hereon and for all other purposes; and neither the Company nor the Trustee nor any such agent shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Note, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any stockholder, officer, director or employee, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly waived and released.

The Company and, by acceptance of this Note or a beneficial interest in this Note, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes it is intended that this Note constitute indebtedness.

This Note shall be deemed to be a contract made under the laws of the State of New York (without regard to conflicts of laws principles thereof) and for all purposes shall be governed by, and construed in accordance with, the laws of said State.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

_________________________________________________________________________________________________________________ .
                    (please insert Social Security or other identifying number of assignee)

 _________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

________________________________________________________________________________________________________________ .

________________________________________________________________________________________________________________

________________________________________________________________________________________________________________

________________________________________________________________________________________________________________

________________________________________________________________________________________________________________ .

agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated: __________________ __, ____

                                                ______________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

FORM OF SCHEDULE FOR ENDORSEMENTS ON GLOBAL NOTES TO REFLECT CHANGES IN PRINCIPAL AMOUNT

The initial principal amount of this Note is: $100,000,000

Changes to Principal Amount of Global Note

Date	Principal Amount by which this Note is to be Decreased or Increased and the Reason for the Decrease or Increase	Remaining Principal Amount of this Note	Signature of Authorized Officer of Trustee